Exhibit 1

Transactions by the Reporting Persons in the Past 60 Days

The following table sets forth all unreported transactions with respect to the Common Stock effected in the last 60 days by or on behalf of the Reporting Persons, inclusive of any transactions effected through 4:00 p.m., Eastern Time, on April 29, 2026. Unless otherwise indicated, all such transactions were effected in the open market.

Person Effecting the Transaction	Transaction Date	Nature of Transaction	Securities Purchased or Sold	Price per Share
Clients of GVIC	4/22/2026	Purchase of Common Stock	1,062,579	$4.50(1)(2)
GVIC	4/22/2026	Purchase of Common Stock	5,080	$4.50(1)(2)
Mr. Jeffrey Geygan	4/22/2026	Purchase of Common Stock	39,205	$4.50(1)(2)
Mr. James Geygan	4/22/2026	Purchase of Common Stock	6,480	$4.50(1)(2)
Ms. Wilke	4/22/2026	Purchase of Common Stock	1,900	$4.50(1)(2)
Ms. Geygan	4/22/2026	Purchase of Common Stock	12,830(3)	$4.50(1)(2)
Mr. Rice	4/22/2026	Purchase of Common Stock	6,735	$4.50(1)(2)
Clients of GVIC	4/23/2026	Purchase of Common Stock	60,146	$4.45(2)
Mr. James Geygan	4/23/2026	Purchase of Common Stock	100	$4.45(2)
Ms. Wilke	4/23/2026	Purchase of Common Stock	3,465	$4.45(2)
Mr. Rice	4/23/2026	Purchase of Common Stock	145	$4.45(2)

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(1)
This transaction was effected in connection with the issuance of Common Stock on April 22, 2026, as reported by Liberty Defense Holdings, Ltd. (the "Issuer") in the Rule 424(b)(4) Prospectus filed on April 21, 2026.
(2)
This transaction price represents the weighted-average price of the shares transacted on each respective day. Upon request by the staff of the Securities and Exchange Commission, the Issuer, or a security holder of the Issuer, the Reporting Persons will provide full information regarding the number of shares transacted at each separate price within the range set forth in this Statement.
(3)
This transaction excludes shares jointly owned by Ms. Geygan and Mr. Jeffrey Geygan. Such jointly owned shares are reported under transactions attributed to Mr. Jeffrey Geygan.